Exhibit 99.1

Ur-Energy Releases 2014 Q3 Financial Results

Littleton, Colorado (PR Newswire – November 3, 2014) Ur-Energy Inc. (TSX:URE, NYSE MKT:URG) (“Ur-Energy” or the “Company”) announces it has filed the Company’s Form 10-Q for the quarter ended September 30, 2014 with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com. Our filing also may be accessed on the Company’s website at www.ur-energy.com.

During Q3 2014, 131,331 pounds of U3O8 were captured within the Lost Creek plant. Of that, 125,915 pounds of U3O8 were packaged in drums and 126,499 pounds of the packaged inventory were shipped out of the Lost Creek processing plant. The quarter included product sales of 100,000 pounds U3O8 for revenues of $6.0 million. The product was sold under contractual terms at a price of $59.96 per pound, which represents a 92% premium to the $31.17 average spot market price during the quarter. The Company recorded production cash costs of $23.29 per pound sold this quarter compared with $20.56 during the previous quarter. The total cost per pound sold including all non-cash components was reported at $37.52 (see table below). As many of our costs are fixed in nature and not related to production levels, slightly lower plant production during the quarter resulted in a higher average cost per pound and the related cost per pound sold was also higher. We would expect to see the cost per pound sold decrease in 2014 Q4 as production levels are anticipated to rise to approximately 150,000 pounds.

At September 30, the Company’s cash position was $3.4 million and we had $6.1 million in accounts receivable. We received the $6.1 million in October. Our current cash position is $4.5 million. The Company anticipates selling 100,000 pounds of U3O8 in 2014 Q4 at an average price of $66 per pound for cash proceeds of $6.6 million.

Wayne Heili, President and CEO of Ur-Energy, commented, “Throughout the first full year of production at Lost Creek, the project has been able to achieve operating costs on the lowest end of uranium ISR cost metrics. Our cost profile, in combination with our advanced product marketing strategy, has led us to realize industry-leading margins on our product sales. While we maintain our posture of producing for and selling exclusively into term contracts, we also recognize that the uranium spot price is up 28% over the past three months. The operational flexibility of the Lost Creek ISR Project allows for the opportunity to quickly initiate a spot market sales strategy if uranium pricing continues the upward trajectory.”

During the nine months ended September 30, 2014, 446,612 pounds of U3O8 were captured within the Lost Creek plant. 430,832 of those pounds were packaged in drums and 460,462 pounds of the packaged inventory were shipped to a conversion facility where 417,760 pounds were sold to utility customers for sales revenues of $19.9 million.  In addition, the Company recognized sales of $1.2 million and $2.5 million for the three and nine months ended September 30, 2014, respectively, from the delivery during the period by a third party of 200,000 pounds of uranium under contractual delivery commitments assigned to that third party in 2013.

Production levels and costs along with sales figures for the Lost Creek Project are presented in the following table:

Inventory, Production and Sales	Unit	2014 Q3	2014 Q2	2014 Q1	Year to date

Pounds captured within the plant	lb.	131,331	116,708	198,573	446,612
Cash cost per pound captured	$/lb.	$10.09	$9.63	$9.73	$9.81
Non-cash cost per pound captured	$/lb.	$10.28	$11.56	$6.80	$9.07
Wellfield cash cost [1]	$000	$1,325	$1,124	$1,933	$4,382
Wellfield non-cash cost[1]	$000	$1,349	$1,350	$1,350	$4,049

Pounds packaged in drums	lb.	125,915	133,684	171,233	430,832
Cash cost per pound drummed	$/lb.	$13.53	$12.15	$11.11	$12.14
Non-cash cost per pound drummed	$/lb.	$4.00	$3.76	$2.94	$3.50
Plant cash cost [2]	$000	$1,703	$1,625	$1,902	$5,230
Plant non-cash cost[2]	$000	$504	$502	$503	$1,509

Pounds shipped to conversion facility	lb.	126,499	163,747	170,216	460,462
Cash cost per pound shipped	$/lb.	$(0.24)	$0.71	$0.89	$0.52
Distribution cost [3]	$000	$(31)	$117	$152	$238

Pounds sold	lb.	100,000	207,760	110,000	417,760
Average spot price [4]	$/lb.	n/a	n/a	n/a	n/a
Average long-term contract price	$/lb.	$59.96	$34.64	$61.12	$47.67
Average price	$/lb.	$59.96	$34.64	$61.12	$47.67
U3O8 Sales	$000	$5,996	$7,197	$6,723	$19,916

Cash cost per pound sold	$/lb.	$23.29	$20.56	$23.17	$21.90
Non-cash cost per pound sold	$/lb.	$14.23	$11.98	$9.99	$12.00
Total cost per pound sold	$/lb.	$37.52	$32.54	$33.16	$33.90
Cost of sales [5]	$000	$3,752	$6,761	$3,648	$14,161

Notes:

1	Wellfield costs include all wellfield operating costs, severance and ad valorem taxes plus amortization of the related mineral property acquisition costs and depreciation of the related asset retirement obligation costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
2	Plant costs include all plant operating costs, site overhead costs and depreciation of the related plant construction and asset retirement obligation costs.
3	Distribution costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale. There are no non-cash costs associated with distribution.
4	There were no spot sales in the nine months ended September 30, 2014.
5	Cost of sales include all production costs (notes 1, 2 and 3) adjusted for changes in inventory values.

Cash cost per pound and non-cash cost per pound for produced and sold U3O8 presented in the table above are non-US GAAP measures.  These measures do not have a standardized meaning or a consistent basis of calculation under US GAAP.  These measures are used to assess business performance and may be used by certain investors to evaluate the Company’s extraction and processing performance. To facilitate a better understanding of these measures, the table below presents a reconciliation of these measures to the financial results as presented in our financial statements.

Sales per the statement of operations include revenue from sources other than the sale of U3O8. The sales footnote in the financial statements separates the U3O8 sales from other revenues.

Average Price Realized Per Pound Reconciliation	Unit	2014 Q3	2014 Q2	2014 Q1	Year to date

U3O8 Sales (a) [1]	$000	$5,996	$7,197	$6,723	$19,916

Pounds sold (b)	lb.	100,000	207,760	110,000	417,760

Average price realized per pound (a ÷ b)	$/lb.	$59.96	$34.64	$61.12	$47.67

Notes:

1	Does not include $2.5 million recognized from the gain on assignment of deliveries under long-term contracts because the additional revenue would distort the average realized price per pound.

Total Cost Per Pound Sold Reconciliation	Unit	2014 Q3	2014 Q2	2014 Q1	Year to date

Wellfield costs	$000	$2,675	$2,474	$3,282	$8,431
Plant costs	$000	$2,207	$2,127	$2,405	$6,739
Distribution costs	$000	$(31)	$117	$152	$238
Inventory change	$000	$(1,099)	$2,043	$(2,191)	$(1,247)
Cost of sales (a)	$000	$3,752	$6,761	$3,648	$14,161

Pounds sold (b)	lb.	100,000	207,760	110,000	417,760

Cost per pound sold (a ÷ b)[1]	$/lb.	$37.52	$32.54	$33.16	$33.90

Notes:

1	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in our filing. The cash and non-cash cost components are identified in the above inventory, production and sales table.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. Ur-Energy engages in the identification, acquisition, exploration development, and operation of uranium projects in the United States and Canada. Shares of Ur-Energy trade on the Toronto Stock Exchange under the symbol “URE” and on the NYSE MKT under the symbol “URG”. All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Senior Director IR/PR	Wayne Heili, President and CEO
303-269-7707	307-265-2373
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	wayne.heili@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., whether our costs per pound will decrease as sales increase as currently foreseen; whether we will be able and choose to deliver into a spot sale if the spot market continues to strengthen; timing and completion of ramp-up of operations to name plate operations) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.